UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 3, 2016

FORESTAR GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33662	26-1336998
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

(Address of principal executive offices, including zip code)

(512) 433-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On June 3, 2016, Forestar Group Inc. (the “Company”) issued a press release announcing that it and its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc. (“Forestar USA” and, together with the Company, the “Offerors”), have amended the terms (the “Amendment”) of its previously announced cash tender offer (as amended, the “Tender Offer”). The Amendment (i) eliminates the early tender premium and the early tender deadline and (ii) increases the purchase price per $1,000 principal amount of tendered notes through the expiration date for Forestar USA’s 8.500% Senior Secured Notes due 2022 (the “Outstanding Notes”) to $1,135.00, plus accrued and unpaid interest (the “Purchase Price”), from total tender consideration of $1,095.00 (including the early tender premium), plus accrued and unpaid interest.

As previously announced, the Tender Offer will expire at midnight, New York City time, on June 20, 2016 (the “Expiration Date”), unless the Tender Offer is extended or earlier terminated. The Amendment does not impact the Expiration Date. Holders of Outstanding Notes who validly tender and do not withdraw their notes prior to the Expiration Date (including holders who have previously tendered Outstanding Notes), and whose notes are accepted for purchase, will receive the Purchase Price. Tenders of Outstanding Notes may be withdrawn and consents may be revoked at any time prior to the Expiration Date. All other terms of the Tender Offer, as previously announced, remain unchanged.

A copy of the press release is attached as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

99.1                        Press Release, dated June 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Dated: June 6, 2016	By:	/s/ David M. Grimm
		Name:	David M. Grimm
		Title:	Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated June 3, 2016.